Exhibit (a)(1)(ix)

Assure Announces Extension of Exchange Offer Relating to its Convertible Notes

Denver, July 22, 2024 – Assure Holdings Corp. (“Assure” or the “Company”) (NASDAQ: IONM), today announced that it has extended the expiration date of its exchange offer (the “Offer”) relating to the Company’s 9% Convertible Debentures due 2023 and 2024 (the “Assure Convertible Debentures”). As a result of the extension, the Exchange Offer is now scheduled to expire at 11:59 p.m. (Denver Time), on July 26, 2024 (the “Expiration Date”) unless further extended.

The Offer was previously scheduled to expire at 11:59 p.m. (Denver Time), on July 19, 2024. Except for the extension of the Expiration Date, all of the other terms of the Offer remain as set forth in the Offer Letter dated June 21, 2024, as amended on July 3 and July 12, 2024 (the “Offer Letter”), and a Schedule TO related thereto, as filed with the U.S. Securities and Exchange Commission (“SEC”) on June 21, 2024, as amended on July 3, July 9, July 12, and July 22, 2024 (the “Schedule TO”).

As of 11:59 p.m. (Denver Time) on July 19, 2024, $2.7 million in principal face amount of Assure Convertible Debentures have been tendered into the Offer.

Important Information Has Been Filed with the SEC

Copies of the Offer Letter (and all amendments thereto) and the Schedule TO (and all amendments thereto) are available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Assure Holdings Corp., 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111 or email to ir@assureiom.com.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Assure Convertible Notes or an offer to sell or a solicitation of an offer to buy any shares of Assure’s common stock. The Offer is being made only through the Schedule TO and Offer Letter, and the complete terms and conditions of the Offer are set forth in the Schedule TO and Offer Letter. Holders of the Assure Convertible Debentures are urged to read the Schedule TO and Offer Letter carefully before making any decision with respect to the Offer because they contain important information, including the various terms of, and conditions to, the Offer. None of Assure, or any of its management or its board of directors makes any recommendation as to whether or not holders of Assure Convertible Debentures should tender such Assure Convertible Debentures for exchange in the Offer.

About Assure Holdings

Assure Holdings Corp. is a provider of outsourced intraoperative neuromonitoring and remote neurology services. The Company delivers a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive procedures that place the nervous system at risk including neurosurgery, spine, cardiovascular, orthopedic and ear, nose and throat surgeries. Assure employs highly trained technologists that provide a direct point of contact in the operating room. Physicians employed through Assure subsidiaries simultaneously monitor the functional integrity of patients’ neural structures throughout the procedure communicating in real-time with the surgeon and technologist. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and a positive patient experience. For more information, visit the Company’s website at www.assureneuromonitoring.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates," “potential,” “target,” or “continue” and variations or similar expressions. Forward-looking statements include, but are not limited to, the future expiration date of the Offer, and other similar statements. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include risks regarding our patient volume or cases not growing as expected, or decreasing, which could impact revenue and profitability; unfavorable economic conditions could have an adverse effect on our business; risks related to increased leverage resulting from incurring additional debt; the policies of health insurance carriers may affect the amount of revenue we receive; our ability to successfully market and sell our products and services; we may be subject to competition and technological risk which may impact the price and amount of services we can sell and the nature of services we can provide; regulatory changes that are unfavorable in the states where our operations are conducted or concentrated; our ability to comply and the cost of compliance with extensive existing regulation and any changes or amendments thereto; changes within the medical industry and third-party reimbursement policies and our estimates of associated timing and costs with the same; our ability to adequately forecast expansion and the Company’s management of anticipated growth; and risks and uncertainties discussed in our most recent annual and quarterly reports filed with the United States Securities and Exchange Commission, including our annual report on Form 10-K filed on April 26, 2024, and with the Canadian securities regulators and available on the Company’s profiles on EDGAR at www.sec.gov and SEDAR at www.sedar.com, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on forward-looking statements. Except as required by law, Assure does not intend, and undertakes no obligation, to update any forward-looking statements to reflect, in particular, new information or future events.

Investor Contact

Brett Maas, Managing Principal, Hayden IR

ionm@haydenir.com

(646) 536-7331

Source: Assure Holdings Corp.